Exhibit 99.5
[Goldman, Sachs & Co. Letterhead]
Personal and Confidential
November 21, 2008
The Board of Directors
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

Re:	Amendment No. 3 Registration Statement on Form S-4 of
The PNC Financial Services Group, Inc., filed November 21, 2008 (File No. 333-155248)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated October 24, 2008, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $4.00 per share (the “Shares”), of National City Corporation (“National City”) of the exchange ratio of 0.0392 of a share of common stock, par value $5.00 per share, of The PNC Financial Services Group, Inc. (“PNC”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of October 24, 2008, by and between PNC and National City.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of National City in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that National City has determined to include our opinion in the above referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Goldman, Sachs & Co. Has Provided an Opinion to the National City Board of Directors Regarding the Exchange Ratio Pursuant to the Merger Agreement,” “Risk Factors – The opinion of National City’s financial advisor will not reflect changes in circumstances between signing the merger agreement and the merger,” “The Merger – Background of the Merger,” “The Merger – National City’s Reasons for the Merger; Recommendation of the National City Board of Directors” and “The Merger – Opinion of National City’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments or supplements to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)